EXHIBIT 99.3


 FOR IMMEDIATE RELEASE

                   SUNBEAM CORPORATION CLOSES TENDER OFFER FOR
                              SIGNATURE BRANDS USA

           Delray Beach, FL (April 3, 1998) -- Sunbeam Corporation (NYSE:
 SOC) announced today that it has completed its cash tender offer to purchase all the outstanding shares of common stock of Signature Brands USA, Inc. (NASDAQ: SIGB) at a price of $8.25 per share.

           Sunbeam reported that it has been advised by The Bank of New York, the Depositary for the tender offer, that a total of 9,052,179 shares of Signature Brands' common stock have been tendered pursuant to the tender offer (including 6,209 shares subject to guarantees of delivery), which expired at 12:00 midnight, New York City time, on April 2, 1998, and that all such shares have been accepted for payment. After giving effect to the purchase of the shares tendered, Sunbeam will beneficially own approximately 98.5% of the outstanding Signature Brands shares.

           Sunbeam also announced today that Sunbeam and Signature Brands intend to effect a merger pursuant to which Signature Brands will become a wholly-owned subsidiary of Sunbeam and all remaining Signature Brands stockholders (other than Sunbeam) will have the right to receive the same $8.25 per share in cash paid in the tender offer. It is currently anticipated that the merger transaction will be completed within a few days.

           Signature Brands USA, Inc. is the leading producer of consumer coffee makers, through its Mr. Coffee(R) brand, and a leading producer of home and professional scales through its Health o meter(R) brand of products.

           Cautionary Statement - Statements contained in this press release, including statements relating to the Company's expectations regarding anticipated performance in the future, are "forward looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its expectations, goals, or projected results, due to various factors, including those set forth in the Company's Cautionary Statements contained in its Form 10-K for the period ended December 28, 1997, filed with the Securities and Exchange Commission.

           Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name consumer products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

                                      # # #
 Contact   Rich Goudis
           Sunbeam Corporation
           (561) 243-2143